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                                                                    Exhibit 23.1


                      CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 20, 2000 relating to the financial statements of APW Ltd. as of August 31, 1998 and 1999, and for each of the three years in the period ended August 31, 1999, and of our report dated April 20, 2000 relating to the financial statement schedule of APW Ltd. as of and for the years ended August 31, 1997, 1998 and 1999, which reports appear in APW Ltd.'s Form 10 dated May 1, 2000 (as amended by Amendment No. 1 and Amendment No. 2 on Form 10/A filed on June 20, 2000 and July 11, 2000, respectively).


PricewaterhouseCoopers LLP

Milwaukee, Wisconsin
October 9, 2000